60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258 //
OPLP@att.net



June 28, 2001

David K. Downes
President
Lincoln National Convertible Securities Fund, Inc.
One Commerce Square
Philadelphia, PA 19103

Dear Mr. Downes:

I did not attend the 2000 annual meeting because I felt the election was unfair. As you know, Judge Dubois agreed with my assessment. Similarly, I did not attend last Friday's meeting because I felt that certain actions the board has taken were deceptive and unfair. However, rather than list my grievances, I will agree to attend the 2001 meeting and submit my proxies if the board agrees to the following:

1.It will continue to seek an expedited appeal of Judge Dubois' decision. While the appeal is pending, it will not: (i) withdraw its appeal, (ii) seek to revoke or modify the stay of Judge
Dubois' order, (iii) call a shareholder meeting, or (iv) unilaterally take any unfair "defensive" action.

2.(a) If the appeals court affirms Judge Dubois' finding that the board breached its fiduciary duty, any previously elected management-supported directors will stand for election at the next meeting of shareholders. (b) If the appeals court finds that the board did not breach its duty, any insurgents previously elected will stand for election at the next meeting of shareholders.

3.Any contested election in the future shall be conducted with scrupulous fairness and without any advantage being conferred or denied to any contestant. A mutually acceptable impartial referee shall be appointed to monitor the fairness of any contested election and shall resolve any disputes. In order to control costs related to a contested election, each party shall be limited to two mailings of proxy materials.

I hope you agree with me that this is a very reasonable proposal. I respectfully ask the board to promptly consider it and get back to me by noon on Monday, July 2, 2001. Thank you.

Very truly yours,

Phillip Goldstein





LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
ONE COMMERCE SQUARE
PHILADELPHIA, PA 19103

 GOLDSTEIN AGAIN REFUSES TO DELIVER PROXIES;
ANNUAL MEETING ADJOURNED UNTIL JULY 16, 2001




July 3, 2001

Dear Shareholder:

 YOU HAVE BEEN DISENFRANCHISED IF YOU ENTRUSTED YOUR VOTE TO MR.
GOLDSTEIN AND EXPECTED IT TO BE COUNTED - YOUR VOICE HAS BEEN
IGNORED.

As you know, Phillip Goldstein has so far refused to vote any of the proxies entrusted to him by Fund shareholders. Our annual meeting was reconvened today, and Mr. Goldstein again failed to appear or submit the votes with which he has been entrusted. By refusing to submit to the independent inspector of election the votes he possesses, Mr. Goldstein has caused yet another adjournment, and further unnecessary expenses.

As a result of Mr. Goldstein's actions and the failure to achieve a quorum, your Fund is again forced to resolicit proxies to establish a quorum. The Fund's Annual Meeting has been adjourned until Monday, July 16, 2001 at 1:00 p.m. local time. The meeting will be held at the offices of Stradley, Ronon, Stevens & Young, LLP, One Commerce Square, 2005 Market Street, 26th Floor Board Room, Philadelphia, Pennsylvania.

 GOLDSTEIN SEEKS TO "CUT A DEAL"

You should know that last week Mr. Goldstein wrote us a letter seeking to "cut a deal." In short, Mr. Goldstein offered to vote his proxies at today's meeting if the Fund's Board agreed to a number of self-serving conditions proposed by Mr. Goldstein. We refused to accept any such "deal" in our belief that no conditions should be imposed on the election process. We thought you would be interested in our reply which is printed in its entirety on the reverse of this letter. After considering our reply, ask yourself: Is Mr. Goldstein fit to act as a director of your Fund? You decide.

VOTE NOW ON THE WHITE CARD

Help end Mr. Goldstein's "filibuster" by signing, dating, and promptly mailing your WHITE proxy card. If you previously supported Mr. Goldstein by voting a green card, we urge you, in light of Goldstein's disenfranchisement of shareholders, to revoke that vote by submitting a later dated WHITE card. Only the latest dated vote counts. Thank you.

Sincerely,


David K. Downes
President




LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
ONE COMMERCE SQUARE
PHILADELPHIA, PA 19103




July 2, 2001




Mr. Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570

Dear Mr. Goldstein:

I believe that the only fair election is one at which shareholders exercise their unfettered discretion and vote in their own best interests,regardless of those interests. I also believe that the reason you chose not to attend the June 22 Annual Meeting was that your nominations and proposals have not resonated with the Fund's shareholders. Although the Board believes that your nominations and proposals are not in the best interests of Fund shareholders, the Board believes that those shareholders who have sent you proxy cards deserve to have their votes counted.

The Board believes that the voting process should not be tainted or compromised by your self-serving proposal that we agree to implement a number of conditions in exchange for your agreement to cast the votes with which you have been entrusted. We will impose no conditions on the election process and, in the best interests of shareholders, accept no conditions proposed by you.

I believe strongly in the principles of fair play and equity and ask you to recognize the same. In that spirit, I call upon you to submit the proxies that you have solicited from Fund shareholders over the past two months at our adjourned meeting on Tuesday, July 3. Then, let the chips fall where they may.

I hope that you will attend the adjourned Annual Meeting tomorrow morning in Philadelphia. If you would like to make arrangements to attend the meeting by telephone, please contact David F.
Connor, the Fund's Secretary, at (215) 255-8864.

Very truly yours,

David K. Downes
President






60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258 //
OPLP@att.net




July 5, 2001

David K. Downes
President
Lincoln National Convertible Securities Fund, Inc.
One Commerce Square
Philadelphia, PA 19103

Dear Mr. Downes:

I am responding to your letter dated July 2, 2001 in which you stated that you "believe strongly in the principles of fair play and equity." However, that sentiment is contradicted by your summary dismissal of my proposal to insure that any future contested election be conducted with scrupulous fairness and without any advantage being conferred or denied to any contestant. What could possibly be "self-serving" about appointing a mutually acceptable impartial referee to monitor the fairness of an election?

Apparently, we have a difference of opinion as to what makes an
election "fair."   You say that a fair election is "one in which
shareholders exercise their unfettered discretion and vote in their own best interests." That is certainly a necessary condition but it is not sufficient to insure fairness when the incumbents control the election machinery. As many courts have held, a board of directors breaches its fiduciary duty when "they take action that, while legally permissible, is done for an inequitable purpose (Footnote: Hubbard v. Hollywood Park Realty Enterprises, Inc., 17. Del. J. Corp. l. 238 (Del. Ch. Jan. 14,
1991)." I believe the board has taken a number of actions last year and this year that were done for an "inequitable purpose," i.e., to interfere with or frustrate the voting rights of LNV's shareholders. As a result, neither election is fair.

As you know, last year the board precluded any shareholder nominations from being presented at the meeting and Judge Dubois found that to be "unfair to shareholders." (Footnote: While Judge Dubois determined that the board's actions were not legally permissible because it had not adopted valid advance notice bylaw, I am confident that even if it had done so, it would have been required to waive it under the circumstances, i.e., after a stealth self-staggering of the directors' terms of office). Apparently, the board disagrees with Judge Dubois since it is now appealing his decision. Therefore, perhaps it is not surprising that the board has taken several further actions this year that are also inequitable and contradict your statement that "we will impose no conditions on the election process." Let me elaborate.

? The board refused to allow me to inspect the shareholder list. It then used the shareholder list for partisan purposes, i.e., to call thousands of shareholders to enlist their support. We have been able to call only a handful of shareholders because of the board's hoarding of the shareholder list. Is this fair?

? The board scheduled the annual meeting for May 18, 2001 with full knowledge that Judge Dubois was likely to decide the case before then. It knew it had no authority to postpone the meeting. I relied on the May 18th date established by the board to prepare and deliver my proxy materials. After the district court ruled against it, the board abruptly adopted an ex post facto bylaw (which it has not yet disclosed to shareholders) granting itself the power to postpone a previously scheduled meeting. It then postponed the meeting from May 18th to June 22nd in order to gain time to adjust its campaign strategy in light of an adverse ruling and to disadvantage me. Is this fair?

? Despite the court's finding that the board violated the SEC's anti-fraud rule last year, it has distributed misleading proxy materials this year. For example, ?
? 1.You wrote a letter to shareholders claiming to be a "fellow shareholder" of LNV even though you own no shares. Is this fair?
? 2.You said I would "force" LNV to open-end even though the Judge Dubois said: "It is obvious to any reasonable shareholder that one or two directors cannot `force' a corporation or fund to take any particular action." Is this fair?
?
? 3.You have not corrected last year's violation of the anti-fraud provision of the proxy rules. Is this fair?
?
? 4.You have not disclosed to shareholders that management entered into an agreement with certain shareholders that was not made available to all shareholders. Is this fair?

Despite these unfair actions, I reiterate that I am willing to attend the 2001 meeting and submit my proxies if the board will provide some assurance that any future contested election will be fair. You characterized my proposal as "self-serving" but you did not say specifically what is objectionable about it. In light of the board's intransigence with respect to a proposal that merely seeks a level playing field, I can only infer that it wants to continue to take partisan actions to tilt the playing field in its direction.

Rather than continue to litigate these matters after the fact, I respectfully ask the board to reconsider the proposal I presented in my letter of June 28, 2001. I hope that we can at least have a dialogue about what ground rules should apply to elections in the future. Let's try to reach a compromise so that the 2001 meeting can be held. I am willing to "let the chips fall where they may" as you ask provided everyone is playing under the same rules. That seems fair, don't you think?

Very truly yours,


Phillip Goldstein